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                                                                   EXHIBIT 10(a)


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of September 8, 2000, between Bank of America, N.A., a national banking association, as Share Seller ("SHARE SELLER"), MBG Trust, a Delaware business trust (the "TRUST") and Mandalay Resort Group, a Nevada corporation ("SHARE PURCHASER").

                              W I T N E S S E T H:

     WHEREAS, Share Purchaser has agreed to purchase, and Share Seller has agreed to sell, pursuant to the terms of this Agreement, a certain number of shares of the common stock, par value 1 2/3 cents per share, of Share Purchaser (the "SHARES"), on the terms and conditions set forth herein;

     WHEREAS, the Trust has agreed to enter into the Collateral Agreement (the "COLLATERAL AGREEMENT") dated as of the date hereof, between Share Seller, Share Purchaser, the Trust and Banc of America Securities LLC, a wholly owned subsidiary of Bank of America Corporation, as collateral agent (together with its successors and permitted assigns, the "COLLATERAL AGENT"), to secure the obligations of Share Seller and Share Purchaser under this Agreement; and

     WHEREAS, pursuant to the Collateral Agreement, the Trust has agreed to purchase the Shares on behalf of Share Seller and deliver such Shares to the Collateral Agent pursuant to the terms of the Collateral Agreement.

     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   Article I

                                   DEFINITIONS

     Section 1.1 DEFINITIONS. The following terms shall have the indicated meanings:

     "AFFILIATE" means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "AGGREGATE FORWARD AMOUNT" means, on any date of determination, the sum of the Daily Aggregate Forward Amounts for each Initial Period Date occurring on


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or prior to such date of determination, as such sum may be reduced from time to time by Optional Prepayments or Mandatory Prepayments pursuant to Article II hereof or in connection with Extraordinary Dividends pursuant to Section 7.8(b).

     "APPLICABLE SPREAD" means (i) in the case of Share Purchaser, the Spread and (ii) in the case of Share Seller, 100 basis points per annum.

     "AVAILABLE SHARES SHORTFALL" means, as of any date while the Transaction is outstanding, (A) the number of authorized Shares MINUS (B) (i) the number of outstanding Shares, (ii) the number of Shares reserved for other purposes and
(iii) without duplication of subclause (ii), the aggregate maximum number of Shares issuable by Share Purchaser under other securities, instruments and transactions which are issued by Share Purchaser or to which Share Purchaser is a party is less than 125% of the Maximum Deliverable Shares.

     "BANKRUPTCY CODE" has the meaning set forth in Section 6.6(a).

     "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York, other than a Saturday or Sunday.

     "CALCULATION AGENT" has the meaning set forth in Section 9.13.

     "CLOSING DATE" means September 8, 2000.

     "CLOSING PRICE" means, for any determination date, the closing price per Share on the Exchange on such date as reported by such recognized source as the Calculation Agent deems reliable; PROVIDED that, if no such closing price is reported on such date, the price of a Share shall be estimated in good faith by the Calculation Agent.

     "COLLATERAL" has the meaning set forth in the Collateral Agreement.

     "COLLATERAL AGENT" has the meaning set forth in the second Whereas clause on page 1.

     "COLLATERAL AGREEMENT" has the meaning set forth in the second Whereas clause on page 1.

     "COLLATERAL SHARES" has the meaning set forth in the Collateral Agreement.

     "DAILY AGGREGATE FORWARD AMOUNT" means, for any Initial Period Date, the aggregate purchase price of Shares (excluding the Purchase Commission) purchased on such date, if any, by or on behalf of Share Seller pursuant to Section 2.2.

     "DEFAULTING PARTY" has the meaning set forth in Section 8.2.

     "ELECTION DATE" has the meaning set forth in Section 3.1(a).

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     "EVENT OF DEFAULT" has the meaning set forth in Section 8.1.

     "EXCHANGE" means the New York Stock Exchange or any successor thereto; PROVIDED that if such exchange ceases to list the Shares, the parties will negotiate in good faith to agree on another Exchange for the Shares.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE BUSINESS DAY" means any day that is a trading day on the Exchange.

     "EXTRAORDINARY DIVIDEND" has the meaning set forth in Section 7.8(b).

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any foreign, federal, state or other court or governmental agency, authority, instrumentality or regulatory body.

     "ILLEGALITY" means that due to the adoption of, or any change in, any applicable law, treaty, rule or regulation after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority or other Governmental Authority with competent jurisdiction of any applicable law, treaty, rule or regulation after the date hereof, it becomes unlawful for Share Seller or the Trust to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Collateral Agreement.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 6.7.

     "INITIAL INTEREST COST" means, for each Daily Aggregate Forward Amount, an amount equal to (i) for the period from and including the related Initial Period Settlement Date to and including the last calendar day in the calendar month in which such Initial Period Settlement Date occurs, the product of (w) such Daily Aggregate Forward Amount, (x) the applicable Initial LIBOR Rate PLUS the Spread,
(y) the actual number of days elapsed in such period and (z) 1/360, and (ii) for each calendar month thereafter up to and including the calendar month in which the Trade Date occurs, the product of (w) such Daily Aggregate Forward Amount,
(x) LIBOR with a maturity of one month PLUS the Spread, (y) the actual number of days elapsed in such calendar month and (z) 1/360.

     "INITIAL LIBOR RATE" means, with respect to a Daily Aggregate Forward Amount, for the period from and including the related Initial Period Settlement Date to and including the last calendar day in the calendar month in which such Initial Period Settlement Date occurs, a per annum rate equal to (i) if such period is equal to or less than one week, Initial One-Week LIBOR or (ii) otherwise, a rate calculated by

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interpolating linearly in accordance with market practice (and rounding to the nearest hundred-thousandth of a percentage point) between Initial One-Week LIBOR and Initial One-Month LIBOR on the basis of the number of days in such period.

     "INITIAL ONE-MONTH LIBOR" means 6.62000% per annum; PROVIDED that if the applicable Initial Period Settlement Date occurs in a calendar month following the calendar month in which the Closing Date occurs, Initial One-Month LIBOR shall equal LIBOR with a maturity of one month and with an Interest Reset Date of the second London Banking Day prior to the start of the calendar month in which such Initial Period Settlement Date occurs.

     "INITIAL ONE-WEEK LIBOR" means 6.58375% per annum; PROVIDED that if the applicable Initial Period Settlement Date occurs in a calendar month following the calendar month in which the Closing Date occurs, Initial One-Week LIBOR shall equal LIBOR with a maturity of one week and with an Interest Reset Date of the second London Banking Day prior to the start of the calendar month in which such Initial Period Settlement Date occurs.

     "INITIAL PAYMENT DATES" has the meaning set forth in Section 2.3(a).

     "INITIAL PERIOD" means the period commencing on and including the Closing Date and ending on and including the Trade Date.

     "INITIAL PERIOD DATE" means each Exchange Business Day in the Initial
Period.

     "INITIAL PERIOD SETTLEMENT DATE" means, for any Initial Period Date on which a Daily Aggregate Forward Amount is accumulated, the third Exchange Business Day following such date.

     "INITIAL SHARE PRICE" means the weighted average price at which the Initial Shares are purchased by or on behalf of Share Seller during the Initial Period pursuant to Section 2.2.

     "INITIAL SHARES" means all Shares purchased by or on behalf of Share Seller during the Initial Period (or, as appropriate, during any portion thereof) pursuant to Section 2.2.

     "INITIAL SPREAD" has the meaning set forth in the definition of Spread, below.

     "INTEREST ACCRUAL PERIOD" means (i) the three-month period commencing with and including the month following the month in which the Trade Date occurs and
(ii) each consecutive three-month period thereafter; PROVIDED that the final Interest Accrual Period shall end on the Settlement Date relating to the Maturity Date.

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     "INTEREST COST" means, for any Interest Accrual Period, the product of (i)
LIBOR for such period PLUS the Spread, (ii) the Aggregate Forward Amount as of the end of such period, (iii) the actual number of days elapsed in such Interest Accrual Period and (iv) 1/360.

     "INTEREST MAKE-WHOLE SHARES" has the meaning set forth in Section 2.3(c).

     "INTEREST PAYMENT DATE" means the last Business Day of each Interest Accrual Period other than the final Interest Accrual Period.

     "INTEREST RESET DATE" means, for any interest period, two London Banking Days prior to the start of such period.

     "INTEREST SETTLEMENT BALANCE" has the meaning set forth in Section 2.3(c).

     "INTEREST SETTLEMENT SHARES" has the meaning set forth in Section 2.3(c).

     "INTERIM SETTLEMENT REFERENCE DATE" means a date on which the calculations set forth in Section 2.5(a) or (b) are required to be made.

     "INTERPOLATED LIBOR RATE" means, for any period, (i) if such period is one week or less, LIBOR with a maturity of one week and with an Interest Reset Date of the second London Banking Day prior to the start of such period and (ii) otherwise, LIBOR with a maturity of such period; PROVIDED that if LIBOR for such maturity does not appear on Telerate Page 3750, such rate will be determined by the Calculation Agent by interpolating linearly in accordance with market practice (and rounding to the nearest hundred-thousandth of a percentage point) between LIBOR for the nearest shorter and nearest longer maturities which appear on such page, in each case with an Interest Reset Date of the second London Banking Day prior to the start of such period, based on the number of days in such period.

     "ISSUER" means Mandalay Resort Group or any successor thereto.

     "LIBOR" means, for purposes of any interest period, the rate for deposits in United States dollars for the relevant maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Interest Reset Date. Except as otherwise provided herein, the relevant maturity shall be three months. If such rate does not appear on the Telerate Page 3750, the rate will be determined on the basis of the rates at which deposits in United States dollars are offered by four major banks in the London interbank market (the "REFERENCE BANKS") at approximately 11:00 a.m., London time, on the applicable Interest Reset Date to prime banks in the London interbank market for the relevant maturity commencing at the start of the applicable interest period and in an amount that is representative for a single transaction in the London interbank market at that time (the "REPRESENTATIVE AMOUNT"). The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that interest period will be the

                                       5
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arithmetic mean of the quotations (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point). If fewer than two quotations are provided as requested, the rate for that interest period will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the applicable Interest Reset Date for loans in United States dollars to leading European banks for the relevant maturity commencing at the start of the applicable interest period and in a Representative Amount. If fewer than two such quotations are provided by such banks in New York City, the rate for that interest period will be determined by the Calculation Agent in a commercially reasonable manner.

     "LIEN" means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

     "LONDON BANKING DAY" means any day on which commercial banks are open for business in London, England, other than a Saturday or a Sunday.

     "MAKE-WHOLE SHARES" has the meaning set forth in Section 3.4(b).

     "MANDATORY PREPAYMENT" has the meaning set forth in Section 2.4(b).

     "MANDATORY PREPAYMENT AMOUNT" has the meaning set forth in Section 2.4(b).

     "MANDATORY PREPAYMENT DATE" has the meaning set forth in Section 2.4(b).

     "MANDATORY PREPAYMENT EVENT" means the occurrence of one or more of the following: (i) an Illegality; (ii) the sum (the "MANDATORY PREPAYMENT SHARE NUMBER") of (A) Number of Shares PLUS (B) the number of Purchaser Interim Settlement Shares that Share Purchaser would be required to deliver to Share Seller if the date of determination were an Interim Settlement Reference Date equals or exceeds 9.0% of the total number of outstanding Shares of the Issuer;
(iii) the number of Purchaser Interim Settlement Shares Share Purchaser would be required to deliver to Share Seller if the date of determination were an Interim Settlement Reference Date equals or exceeds 75% of the Maximum Deliverable Shares; (iv) an Available Shares Shortfall; or (v) pursuant to an order or directive of any applicable gaming regulatory authority, Share Seller, the Trust or the Collateral Agent is no longer permitted to hold Shares.

     "MANDATORY PREPAYMENT SHARE NUMBER" has the meaning set forth in the definition of Mandatory Prepayment Event, above.

     "MATURITY DATE" means the date that is one year following the Trade Date (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

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     "MATURITY INTEREST COST" has the meaning set forth in Section 2.3(b)(ii).

     "MAXIMUM DELIVERABLE SHARES" means, as of any date of determination, ten million Shares (subject to adjustment pursuant to Article VII hereof) MINUS the number of Shares delivered by Share Purchaser to or as directed by Share Seller on or prior to such date hereunder (adjusted to reflect any Shares delivered by or on behalf of Share Seller to Share Purchaser hereunder), as such amount may be increased from time to time pursuant to Section 7.10.

     "MAXIMUM INITIAL AMOUNT" means $100 million.

     "MAXIMUM INITIAL SHARES" means, as of any date in the Initial Period, 7.0% of the total number of outstanding Shares of the Issuer as of such date.

     "MERGER DATE" means, in respect of any Merger Event, the date upon which holders of Shares (other than, in the case of a takeover offer, Shares owned or controlled by the offeror) have agreed or have irrevocably become obligated to transfer their Shares.

     "MERGER EVENT" means, with respect to the Shares, any (i) reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which the Issuer is the continuing entity and which does not result in any such reclassification or change of all of such Shares outstanding) or (iii) other takeover offer for such Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by the offeror).

     "MONTHLY COMMISSION COST" has the meaning set forth in Section 2.3(a).

     "MOODY'S" means Moody's Investors Service, Inc., or its successor.

     "NET SALE AMOUNT" means, for any sale of Shares pursuant to Section 2.3(c),
3.3 or 3.4 on any date, the applicable Sale Amount for such date MINUS the applicable Sale Commission.

     "NET CASH SETTLEMENT BALANCE" has the meaning set forth in Section 3.3.

     "NET SHARE SETTLEMENT BALANCE" has the meaning set forth in Section 3.4(a).

     "NEW SHARES" has the meaning set forth in Section 7.2.

     "NON-DEFAULTING PARTY" has the meaning set forth in Section 8.2.

                                       7
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     "NUMBER OF SHARES" means, as of any date of determination, (i) the number of Initial Shares PLUS (ii) the number of Purchaser Interim Settlement Shares delivered on or prior to such date MINUS (iii) the number of Seller Interim Settlement Shares delivered on or prior to such date MINUS (iv) the number of Prepayment Shares in connection with Optional Prepayments or Mandatory Prepayments occurring on or prior to such date.

     "OPTIONAL PREPAYMENT" has the meaning set forth in Section 2.4(a).

     "OPTIONAL PREPAYMENT AMOUNT" has the meaning set forth in Section 2.4(a).

     "OPTIONAL PREPAYMENT DATE" has the meaning set forth in Section 2.4(a).

     "OTHER CONSIDERATION" has the meaning set forth in Section 7.3.

     "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PREPAYMENT AMOUNT" has the meaning set forth in Section 2.4(c).

     "PREPAYMENT DATE" means an Optional Prepayment Date or a Mandatory Prepayment Date, as the case may be.

     "PREPAYMENT SHARES" has the meaning set forth in Section 3.1(b).

     "PRINCIPAL PAYMENT DATE" means any Optional Prepayment Date, any Mandatory Prepayment Date or the Maturity Date, as the case may be.

     "PROCEEDINGS" has the meaning set forth in Section 9.5(c).

     "PROSPECTUS" has the meaning set forth in Section 3.6(a).

     "PURCHASE COMMISSION" means $0.04 per Share.

     "PURCHASE SUSPENSION" has the meaning set forth in Section 2.2(b).

     "PURCHASER INTERIM SETTLEMENT SHARES" has the meaning set forth in Section 2.5(b).

     "REFERENCE BANKS" have the meaning set forth in the definition of LIBOR, above.

     "REFERENCE PRICE" means, for any date of determination, (i) the weighted average daily price of the shares on the Exchange as reported by Bloomberg, L.P. ("BLOOMBERG") by reference to the trade summary matrix on screen

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"MBG_UN(EQUITY)_AQR" after 4:00 p.m. New York time on such date or (ii) (A) if such price is not so reported by Bloomberg, then as reported by such other recognized source selected by the Calculation Agent on such date or (B) if the Shares cease to be listed or traded on a national securities exchange or included in a quotation system, then the price as determined by the Calculation Agent in a commercially reasonable manner.

     "REGISTRATION CONDITIONS" has the meaning set forth in Section 3.6(a).

     "REGISTRATION FAILURE DATE" has the meaning set forth in Section 3.6(b).

     "REGISTRATION STATEMENT" has the meaning set forth in Section 3.6(a).

     "REPRESENTATIVE AMOUNT" has the meaning set forth in the definition of LIBOR, above.

     "REPRICING" has the meaning set forth in Section 7.9.

     "REQUIREMENT OF LAW" means (a) the organizational documents of a Person,
(b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority or any internal policy reasonably implementing such or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

     "RESTRICTED SUBSIDIARY" means, as of any date of determination, any subsidiary of Share Purchaser (i) at least 80% of the capital stock or other ownership interests of which are owned on such date, directly or indirectly, by Share Purchaser and (ii) with respect to which neither Share Purchaser nor any of its Restricted Subsidiaries has entered any shareholders' agreement, management agreement or other agreement which has the effect of delegating management control over such subsidiary to a Person other than Share Purchaser or a Restricted Subsidiary.

     "SALE AMOUNT" means, for any sale of Shares pursuant to Sections 2.3(c),
3.3 or 3.4 of this Agreement on any date, (i) if such sale is pursuant to a Registration Statement in accordance with Section 3.6, the number of Shares so sold on such date MULTIPLIED BY the Reference Price for such date, or (ii) if such sale is on a private placement basis (or on another basis not involving a sale pursuant to a Registration Statement) as provided in Section 3.6, the aggregate proceeds received in respect of such sale.

     "SALE COMMISSION" means, for any sale of Shares pursuant to Sections 2.3(c), 3.3 or 3.4 of this Agreement, 2% multiplied by the applicable Sale Amount.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLER INTERIM SETTLEMENT SHARES" has the meaning set forth in Section 2.5(a).

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     "SETTLEMENT BALANCE" means a Net Cash Settlement Balance or a Net Share
Settlement Balance, as the case may be.

     "SETTLEMENT DATE" means, for any Principal Payment Date, the third Exchange Business Day following such Principal Payment Date.

     "SETTLEMENT INTEREST COST" means, for any Settlement Interest Period with respect to a Principal Payment Date, (i) the product of (w) the Settlement Balance with respect to such Principal Payment Date as of the close of business on the last day of such period, (x) LIBOR with a maturity of one month PLUS the Spread, (y) the actual number of days elapsed in such period and (z) 1/360 PLUS
(ii) the sum of, for each day in such Settlement Interest Period on which the Settlement Balance is reduced, the product of (w) the amount of such reduction,
(x) the number of days from and including the start of such period to but excluding the date of such reduction, (y) LIBOR with a maturity of one month PLUS the Spread and (z) 1/360.

     "SETTLEMENT INTEREST PAYMENT DATE" means the first Business Day following the end of each Settlement Interest Period.

     "SETTLEMENT INTEREST PERIOD" means, with respect to a Principal Payment Date, (i) the period from and including the related Settlement Date to but excluding the one-month anniversary thereof and (ii) each consecutive one-month period thereafter, beginning on and including a monthly anniversary of the related Settlement Date and ending on but excluding the next succeeding monthly anniversary; PROVIDED that the final Settlement Interest Period with respect to such Principal Payment Date shall end on and include the Business Day following the date the Settlement Balance for such Principal Payment Date is reduced to zero.

     "SETTLEMENT SHARES" means, as of any date of determination following a Settlement Date, Shares of a number equal to the Number of Shares PLUS any Make-Whole Shares delivered in connection with such Settlement Date.

     "SHARE PURCHASER" has the meaning set forth in the initial paragraph of this Agreement.

     "SHARES" has the meaning set forth in the first Whereas clause on page 1.

     "SHARE SELLER" has the meaning set forth in the initial paragraph of this Agreement.

     "SIGNIFICANT SUBSIDIARY" means, as of any date of determination, each Restricted Subsidiary that had on the last day of any fiscal quarter then most recently ended total assets (determined in accordance with generally accepted accounting principles) of at least $10,000,000.

                                       10
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     "SPREAD" means 150 basis points per annum (the "INITIAL SPREAD"), as such rate may be adjusted from time to time pursuant to Section 7.9; PROVIDED that if an Event of Default with respect to Share Purchaser has occurred and is continuing, the otherwise-prevailing spread (as so adjusted) shall be increased by 100 basis points per annum.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or its successor.

     "TAX INQUIRY" has the meaning set forth in Section 6.1(b).

     "TRADE DATE" has the meaning specified in Section 2.2(d).

     "TRANSACTION" has the meaning set forth in Section 6.1(a).

     "TRANSACTION DOCUMENTS" means this Agreement and the Collateral Agreement.

     "TRANSFER AGREEMENT" has the meaning set forth in Section 3.6(a).

     "TRUST" has the meaning set forth in the initial paragraph of this Agreement.

     Section 1.2 RULES OF CONSTRUCTION. Definitions contained herein apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein," "hereof" and "hereunder" and other words of similar import appearing in this Agreement refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles in this Agreement appear as a matter of convenience only and shall not affect the interpretation of this Agreement.

                                   ARTICLE II

                     SALE, PURCHASE, INTEREST AND COMMISSION
                  PAYMENTS, PREPAYMENTS AND INTERIM SETTLEMENTS

      Section 2.1 SALE AND PURCHASE. Upon the terms and subject to the conditions of this Agreement, Share Seller agrees to sell to Share Purchaser, and Share Purchaser agrees to purchase and acquire from Share Seller, Shares in an amount equal to the Number of Shares.

      Section 2.2 PURCHASE OF SHARES. (a) During the Initial Period, Share Seller shall, subject to subsection (b) below, use reasonable efforts to purchase or cause the purchase of a number of Shares with an Aggregate Forward Amount as close as practicable to (taking into account any Purchase Suspensions), but in no event greater than, the Maximum Initial Amount in such manner, at such prices and at such times as Share Seller, in its sole discretion, shall determine. Notwithstanding anything to the

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contrary herein, Share Seller shall not be required to so purchase or cause the purchase of Shares on any Initial Period Date if, in the reasonable judgment of Share Seller, such purchase would contravene or violate any Requirement of Law applicable to Share Seller. Share Seller shall cause any Shares so purchased to be pledged to Share Purchaser pursuant to the Collateral Agreement or another agreement reasonably acceptable to Share Purchaser.

     (b) Notwithstanding subsection (a), Share Purchaser shall be entitled, by written notice to Share Seller by 8:30 a.m., New York time, on any Initial Period Date, to direct Share Seller not to purchase or cause the purchase of Shares pursuant to subsection (a) above on such Initial Period Date (a "PURCHASE SUSPENSION").

     (c) No later than 5:00 p.m., New York time, on each Initial Period Date on which Shares are purchased, Share Seller shall inform Share Purchaser by fax or electronic mail of all Share purchases effected during such Initial Period Date pursuant to this Section 2.2.

     (d) On the earliest to occur of (i) the first Initial Period Date on which the number of Initial Shares equals the Maximum Initial Shares, (ii) the first Initial Period Date on which the Aggregate Forward Amount equals the Maximum Initial Amount, (iii) written direction of Share Purchaser delivered to the Trust and Share Seller that the Initial Period shall terminate, (iv) January 5, 2001 and (v) any Mandatory Prepayment Event or any Event of Default with respect to Share Purchaser (the earliest of the dates described in clauses (i) through (v), the "TRADE DATE"), the Initial Period shall terminate and Share Seller shall cease purchasing or causing to be purchased Shares and shall promptly prepare and deliver a schedule to Share Purchaser, which shall state the Number of Shares, the Aggregate Forward Amount and the Initial Share Price as of the end of the Initial Period.

     Section 2.3 INTEREST PAYMENTS AND COMMISSIONS. (a) On the last Business Day of each calendar month beginning with the calendar month in which the Closing Date occurs and ending with the calendar month in which the Trade Date occurs (the "INITIAL PAYMENT DATES"), Share Purchaser shall pay to or as directed by Share Seller an amount in cash equal to the sum of (i) the aggregate Initial Interest Costs for each Daily Aggregate Forward Amount for such calendar month and (ii) the product of the Purchase Commission and the number of Shares purchased pursuant to Section 2.2 during such calendar month (each a "MONTHLY COMMISSION COST").

     (b) (i) On each Interest Payment Date, Share Purchaser shall pay to or as directed by Share Seller the Interest Cost accrued for the related Interest Accrual Period.

     (ii) On the Settlement Date related to the Maturity Date, Share Purchaser shall pay to or as directed by Share Seller interest on the Aggregate Forward Amount as of the Maturity Date in an amount (the "MATURITY INTEREST COST") equal to the product of (w) the Spread PLUS the Interpolated LIBOR Rate for the period specified in clause (y) of this Section 2.3(b)(ii), (x) such Aggregate Forward Amount, (y) the number of days in the period from and including the first day of the Interest Accrual Period in which the Maturity Date occurs to but excluding the related Settlement Date and (z) 1/360.

     (iii) On each Settlement Interest Payment Date with respect to a Principal Payment Date, Share Purchaser shall pay to or as directed by Share Seller the Settlement Interest Cost accrued for the related Settlement Interest Period.

     (c) In lieu of settling its obligations under subsections (a) or (b) in cash, Share Purchaser may, at its election and subject to Section 3.6, pay all or any portion of any Initial Interest Costs, Monthly Commission Cost, Interest Cost, Maturity Interest Cost or Settlement Interest Cost as provided in this subsection by notice to Share Seller on or before the tenth Exchange Business Day prior to the date such payment is due. If Share Purchaser so elects, on the applicable payment date, Share Purchaser shall deliver to or as directed by Share Seller a number of Shares ("INTEREST SETTLEMENT SHARES") equal to (i) 102% MULTIPLIED BY the dollar amount of the Initial Interest Costs, Monthly Commission Cost, Interest Cost, Maturity Interest Cost or Settlement Interest Cost, as appropriate, not paid in cash on such payment date (the "INTEREST SETTLEMENT Balance") DIVIDED BY (ii) the Closing Price for the Exchange Business Day prior to such payment date; PROVIDED that if such Shares are to be sold on a private placement basis (or on another basis not involving a sale pursuant to a Registration Statement) as provided in Section 3.6, such number of Shares shall be MULTIPLIED BY 110%; PROVIDED, FURTHER, that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares.

     Share Seller shall sell or cause to be sold the Interest Settlement Shares in accordance with Sections 3.5 and 3.6. At the end of the third Exchange Business Day following the date of any such sale of Shares, the Interest Settlement Balance shall be (i) reduced by an amount equal to the Net Sale Amount for such date, and (ii) until such time as the Interest Settlement Balance has been reduced to zero, increased by an amount reflecting financing costs with respect to the portion of the Interest Settlement Balance deemed to be paid through the applicable Net Sale Amount for the period from and including the applicable Initial Payment Date, Interest Payment Date, Settlement Date or Settlement Interest Payment Date to but excluding such date at a per annum rate equal to LIBOR compounded quarterly PLUS the Spread. Initial Interest Costs, Interest Costs, Maturity Interest Cost, Monthly Commission Costs and Settlement Interest Costs shall be treated as paid to the extent of the amounts described in clause (i) of the preceding sentence.

     If on any date the Interest Settlement Balance has been reduced to zero but all Interest Settlement Shares have not been sold, no additional Interest Settlement Shares shall be sold and Share Seller shall promptly deliver or cause to be delivered to Share Purchaser any such remaining Interest Settlement Shares. If the aggregate Net Sale

Amounts exceed the Interest Settlement Balance, Share Seller shall promptly pay or cause to be paid the excess to Share Purchaser. If on any date all such Interest Settlement Shares have been sold and the Interest Settlement Balance has not been reduced to zero, Share Seller shall notify Share Purchaser, and Share Purchaser shall, at Share Purchaser's election, on the third Exchange Business Day after such date, either (i) deliver to or as directed by Share Seller the number of whole Shares (the "INTEREST MAKE-WHOLE SHARES") equal to
(x) 102% MULTIPLIED BY the Interest Settlement Balance as of such date DIVIDED BY (y) the Closing Price for such date (PROVIDED that if such Shares are to be sold on a private placement basis (or on another basis not involving a sale pursuant to a Registration Statement) as provided in Section 3.6, such number of Shares shall be MULTIPLIED BY 110%; PROVIDED, FURTHER, that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares), which Shares shall be sold as though such Interest Make-Whole Shares were Interest Settlement Shares, or (ii) pay to or as directed by Share Seller an amount in cash equal to such remaining Interest Settlement Balance plus accrued interest thereon through the payment date. Share Purchaser shall promptly notify Share Seller of its election. This provision shall be applied successively, MUTATIS MUTANDIS, until the Interest Settlement Balance is reduced to zero; PROVIDED that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares.

     Section 2.4 PREPAYMENT. (a) Share Purchaser shall have the right to prepay the Aggregate Forward Amount, in whole or in part, from time to time following the Trade Date (an "OPTIONAL PREPAYMENT"), and if in part, in the amount of $25,000,000 or any integral multiple of $1,000,000 in excess thereof. Share Purchaser shall give Share Seller and the Trust irrevocable written notice of its intent, on any Exchange Business Day, to prepay all or a portion of the Aggregate Forward Amount at least ten Exchange Business Days prior to the prepayment date selected by Share Purchaser (the "OPTIONAL PREPAYMENT DATE"), which notice shall specify the dollar amount of such prepayment (the "OPTIONAL PREPAYMENT AMOUNT"). In such notice, Share Purchaser shall also specify which settlement option set forth in Article III hereof it has elected with respect to such prepayment.

     (b) (i) Under the circumstances described in Sections 7.3, 7.5, 7.8(b) and 8.2, Share Purchaser shall prepay the Aggregate Forward Amount in whole, and upon the occurrence of a Mandatory Prepayment Event, Share Seller shall be entitled, by written notice to Share Purchaser, to require Share Purchaser to prepay the Aggregate Forward Amount to the extent described in subsection (ii) below (each a "MANDATORY PREPAYMENT," and the dollar amount of such prepayment, the "MANDATORY PREPAYMENT AMOUNT") on the Business Day designated or deemed designated as a "MANDATORY PREPAYMENT DATE."

     (ii) In the case of a Mandatory Prepayment Event set forth in clauses (i),
(iii), (iv) and (v) of the definition thereof, Share Seller may designate a Mandatory Prepayment Date with respect to the entire Aggregate Forward Amount. In the case of a Mandatory Prepayment Event set forth in clause (ii) of the definition thereof, Share Seller may designate a Mandatory Prepayment Date with respect to a Mandatory Prepayment Amount such that the Mandatory Prepayment Share Number following such Mandatory Prepayment Date is less than but as close as reasonably practicable to 9.0% of the total number of outstanding Shares. The Mandatory Prepayment Date designated by any such notice described in this subparagraph (ii) shall be no less than 3 Exchange Business Days or more than 20 Exchange Business Days from the date such notice is effective. Upon receipt of such notice, Share Purchaser shall promptly (but in no event later than the second Exchange Business Day following such receipt) deliver written notice to Share Seller, the Trust and the Collateral Agent setting forth its settlement election pursuant to Article III with respect to such Mandatory Prepayment Date. Notwithstanding the foregoing, in the case of a Mandatory Prepayment Event set forth in clause (v) of the definition thereof, if designating a Mandatory Prepayment Date as set forth in this subparagraph
(ii) and otherwise in accordance with the terms of this Agreement would be inconsistent with the applicable order or directive of the applicable gaming regulatory authority, the parties shall negotiate in good faith to resolve such inconsistency in a manner that preserves the fundamental economic terms of this Transaction and complies with such order or directive.

     (c) Without duplication of any Interest Cost, Share Purchaser shall be required to pay on the Settlement Date related to a Prepayment Date interest on the applicable Optional Prepayment Amount or Mandatory Prepayment Amount (either, a "PREPAYMENT AMOUNT") in an amount equal to the product of (i) the Spread PLUS LIBOR for the Interest Accrual Period in which such Prepayment Date occurs, (ii) such Prepayment Amount, (iii) the number of days in the period from and including the first day of such Interest Accrual Period to but excluding the related Settlement Date and (iv) 1/360. Share Purchaser shall be entitled, in lieu of its obligations in this subsection (c), to pay such amount in accordance with Section 2.3(c) as though such amount were an Interest Cost and the applicable payment date were an Interest Payment Date.

     (d) If the Settlement Date related to a Prepayment Date occurs on a date that is not the last day of an Interest Accrual Period, Share Purchaser shall be required to pay, in addition to the amount set forth in subparagraph (c) above, interest breakage costs to Share Seller in an amount equal to the product of (A) the positive difference, if any, between the LIBOR rate in effect during such Interest Accrual Period and the Interpolated LIBOR Rate in effect for the period from and including the related Settlement Date to and including the end of such Interest Accrual Period; (B) the Prepayment Amount and (C) 1/360, payable for each calendar day from and including such Settlement Date to and including the last calendar day of such Interest Accrual Period. If such product is a positive number, Share Purchaser shall pay such amount in cash to Share Seller on such Settlement Date. Share Purchaser shall be entitled, in lieu of its obligations in this subsection (d), to pay such amount in accordance with Section 2.3(c) as though such amount were an Interest Cost and the applicable payment date were an Interest Payment Date.

     (e) On each Settlement Date related to a Prepayment Date, the Aggregate Forward Amount shall be reduced by the applicable Prepayment Amount, and interest, as provided in Section 2.3(b)(i) and (b)(ii), shall cease to accrue on such amount on and including such Business Day and shall accrue as provided in
Section 2.3(b)(iii), if applicable.

     Section 2.5 INTERIM SETTLEMENT. (a) If, on the last Exchange Business Day of any calendar quarter following the month in which the Trade Date occurs, the Closing Price for such date MULTIPLIED BY the Number of Shares as of such date exceeds the Aggregate Forward Amount as of such date, Share Seller shall deliver or cause to be delivered to Share Purchaser no later than the close of business in New York on the third Exchange Business Day following such date a number of Shares ("SELLER INTERIM SETTLEMENT SHARES") equal to the amount of such excess DIVIDED BY such Closing Price, rounded to the nearest whole Share.

     (b) If such Closing Price MULTIPLIED BY such Number of Shares is less than such Aggregate Forward Amount, Share Purchaser shall deliver to or as directed by Share Seller no later than the close of business in New York on the third Exchange Business Day following such date a number of Shares ("PURCHASER INTERIM SETTLEMENT SHARES") equal to the amount of such shortfall DIVIDED BY such Closing Price, rounded to the nearest whole Share; PROVIDED that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares. With respect to any Purchaser Interim Settlement Shares so delivered, Share Seller represents that it is not taking such Purchaser Interim Settlement Shares with a view to the distribution thereof within the meaning of the Securities Act, it being understood that this representation shall not limit the right of Share Seller to sell or cause the sale of such Shares as contemplated in this Agreement and the Collateral Agreement. Share Seller acknowledges and agrees that such Purchaser Interim Settlement Shares cannot be resold unless registered under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act. Share Seller acknowledges that certificates with respect to such Purchaser Interim Settlement Shares delivered to or as directed by Share Seller pursuant to this provision may bear a legend to such effect.

     Section 2.6 FEES. On the Business Day following the Closing Date, Share Purchaser shall pay to Share Seller an amount equal to $1,500,000.

                                  ARTICLE III

                                SETTLEMENT TERMS

     Section 3.1 SETTLEMENT. (a) For any Principal Payment Date, Share Purchaser shall, subject to Section 3.6, have the option to physically settle, net-cash settle or net-share settle its obligations with respect to such Principal Payment Date in accordance with this Article III, by giving notice to Share Seller no later than ten Exchange Business Days prior to such Principal Payment Date or as otherwise provided in Section 2.4(b)(ii), Section 7.5 or Section 8.2 (the date such notice is due, the "ELECTION DATE"); PROVIDED that if Share Purchaser has not notified Share Seller of its election by such date and in the case of Sections 7.3 and 7.8(b), Share Purchaser shall be deemed to have elected physical settlement.

     (b) An Optional Prepayment or Mandatory Prepayment in part shall occur with respect to a number of whole Shares equal to the applicable Prepayment Amount DIVIDED BY the Closing Price for the immediately preceding Interim Settlement Reference Date (or, prior to the first Interim Settlement Reference Date, the Initial Share Price), rounded to the nearest whole Share (the "PREPAYMENT SHARES"). With respect to such prepayment, the provisions of this
Article III shall apply except that the references to Number of Shares shall mean the Prepayment Shares and references to Aggregate Forward Amount shall mean the Prepayment Amount.

     Section 3.2 PHYSICAL SETTLEMENT. If Share Purchaser elects or is deemed to have elected physical settlement with respect to a Principal Payment Date, Share Seller shall deliver or cause to be delivered to Share Purchaser on the applicable Settlement Date a number of Shares equal to the Number of Shares as of such Principal Payment Date against payment by Share Purchaser to or as directed by Share Seller of an amount equal to the Aggregate Forward Amount as of such Principal Payment Date. Such payment and delivery shall be made on a delivery versus payment basis.

     Section 3.3 NET CASH SETTLEMENT. If Share Purchaser is entitled to elect and elects a net cash settlement on or before the Election Date with respect to a Principal Payment Date, on such Principal Payment Date a balance (the "NET CASH SETTLEMENT BALANCE") shall be established with an initial balance equal to the Aggregate Forward Amount for such Principal Payment Date. Share Seller shall sell or cause to be sold Settlement Shares in accordance with Sections 3.5 and
3.6. At the end of the third Exchange Business Day following the date of any such sale, the Net Cash Settlement Balance shall be reduced by an amount equal to the Net Sale Amount for such date. Until such time as the Net Cash Settlement Balance has been reduced to zero, all Net Sale Amounts shall be paid to or as directed by Share Seller. After such time, any additional Net Sale Amounts shall be paid to Share Purchaser. If, as of the date all Settlement Shares are sold, the Net Cash Settlement Balance has not been reduced to zero, Share Purchaser shall promptly pay to or as directed by Share Seller an amount equal to such remaining Net Cash Settlement Balance. The Aggregate Forward Amount shall be treated as paid to the extent of the amounts paid to or as directed by Share Seller as described in this section.

     Section 3.4 NET SHARE SETTLEMENT. (a) If Share Purchaser is entitled to elect and elects net share settlement on or before the Election Date with respect to a Principal Payment Date, on such Principal Payment Date a balance (the "NET SHARE SETTLEMENT BALANCE") shall be established with an initial balance equal to the Aggregate Forward Amount for such Principal Payment Date. Share Seller shall sell or cause to be sold Settlement Shares in accordance with Sections 3.5 and 3.6. At the end of the third

Exchange Business Day following the date of any such sale, the Net Share Settlement Balance shall be reduced by an amount equal to the Net Sale Amount for such date. The Aggregate Forward Amount shall be treated as paid to the extent of the amount described in the preceding sentence and any amount paid by Share Purchaser to or as directed by Share Seller as described in paragraph (b) below.

     (b) If, on any date, such Net Share Settlement Balance has been reduced to zero but all Settlement Shares have not been sold, no additional Settlement Shares shall be sold and Share Seller shall promptly deliver or cause to be delivered to Share Purchaser any remaining Settlement Shares. If the aggregate Net Sale Amounts exceed the Net Share Settlement Balance, Share Seller shall promptly pay or cause to be paid the excess to Share Purchaser. If, on any date, all Settlement Shares have been sold and the Net Share Settlement Balance has not been reduced to zero, Share Seller shall notify Share Purchaser, and Share Purchaser shall, at Share Purchaser's election, on the third Exchange Business Day after such date, either (i) deliver to or as directed by Share Seller the number of whole Shares (the "MAKE-WHOLE SHARES") equal to (x) 102% MULTIPLIED BY the Net Share Settlement Balance as of such date DIVIDED BY (y) the Closing Price as of such date (PROVIDED that if such Shares are to be sold on a private placement basis (or on another basis not involving a sale pursuant to a Registration Statement) as provided in Section 3.6, such number of Shares shall be MULTIPLIED BY 110%; PROVIDED, FURTHER, that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares), which Shares shall be sold as though such Make-Whole Shares were Settlement Shares, or
(ii) pay to or as directed by Share Seller an amount in cash equal to such remaining Net Share Settlement Balance. Share Purchaser shall promptly notify Share Seller of its election. This provision shall be applied successively, MUTATIS MUTANDIS, until the Net Share Settlement Balance is reduced to zero; PROVIDED that Share Purchaser shall not be required to deliver Shares in excess of the Maximum Deliverable Shares.

     Section 3.5 SALE OF SHARES BY SHARE SELLER. (a) If Shares are to be sold pursuant to Sections 2.3(c), 3.3 or 3.4 hereof, Share Seller shall, subject to
Section 3.6 hereof, use reasonable efforts to sell or cause to be sold such Shares in such amounts, in such manner, at such prices and at such times as Share Seller, in its sole discretion, shall determine; PROVIDED that, except in the case of a Mandatory Prepayment Date designated as a result of an Event of Default with respect to Share Purchaser or as described in the last sentence of
Section 2.4(b)(ii), Share Seller shall sell such Shares during a period of not less than 10 Exchange Business Days. Notwithstanding anything to the contrary herein, Share Seller shall not be required to sell or cause the sale of Shares on any Exchange Business Day pursuant to Sections 2.3(c), 3.3, 3.4 or 3.5 if, in the reasonable judgment of Share Seller, such sale would contravene or violate any Requirement of Law applicable to Share Seller.

     (b) Notwithstanding subsection (a), Share Purchaser may, by written notice to Share Seller by 8:30 a.m., New York time, on any date on which Share Seller may sell or cause the sale of Shares pursuant to Section 2.3(c), 3.3 or 3.4 hereof, direct

Share Seller not to sell or cause the sale of Shares on such date; PROVIDED that Share Purchaser shall not be entitled to give such direction on (i) more than 20 Exchange Business Days if an Event of Default with respect to Share Purchaser is then continuing or in respect of any Mandatory Prepayment Date designated as a result of an Event of Default with respect to Share Purchaser or a Mandatory Prepayment Event or (ii) if no Event of Default with respect to Share Purchaser is then continuing, more than 30 Exchange Business Days in respect of any other Principal Payment Date.

     (c) No later than 5:00 p.m., New York time, on each Exchange Business Day on which Shares are sold, Share Seller shall inform Share Purchaser by fax or electronic mail of all Share sales effected pursuant to this Section 3.5 or otherwise pursuant to this Agreement.

     Section 3.6 REGISTRATION CONDITIONS. (a) Subject to subsection (b), but notwithstanding any other provision to the contrary herein, sales of Shares pursuant to Sections 2.3(c), 3.3, 3.4 and 3.5 shall not be permitted unless Share Purchaser shall have satisfied the following conditions (the "REGISTRATION CONDITIONS") with respect to all such Shares: (i) a registration statement (the "REGISTRATION STATEMENT") covering public sale of such Shares on behalf of Share Purchaser by Share Seller (or any Affiliate of Share Seller designated by Share Seller) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act, at or prior to the close of business on the Exchange Business Day immediately preceding the Initial Payment Date, Interest Payment Date, Settlement Date or Settlement Interest Payment Date, as the case may be, no stop order shall be in effect with respect to such Registration Statement, and a printed prospectus relating to all such Shares (including any prospectus supplement thereto, a "PROSPECTUS") shall have been delivered to Share Seller in such quantities as Share Seller shall reasonably have requested, on or prior to the date of delivery; (ii) the form and content of such Registration Statement and such Prospectus (including any sections describing the plan of distribution) shall be satisfactory to Share Seller;
(iii) Share Purchaser shall have caused all such Shares to be listed on the Exchange and on each securities exchange on which similar securities issued by Share Purchaser are then listed; (iv) Share Seller (or any Affiliate of Share Seller designated by Share Seller) shall have been afforded an opportunity to conduct a due diligence investigation with respect to Share Purchaser customary in scope for underwritten offerings of equity securities to confirm to the satisfaction of Share Seller the accuracy in all material respects of the Registration Statement; (v) an agreement (a "TRANSFER AGREEMENT") satisfactory to Share Seller shall have been entered into between Share Purchaser and Share Seller in connection with the sale of such Shares by Share Seller (or any such Affiliate), which agreement shall include representations, covenants and provisions relating to the indemnification of, and contribution in connection with the liability of, Share Seller and its Affiliates customary in scope for underwritten offerings of equity securities and shall provide for the payment by Share Purchaser of all out-of-pocket expenses in connection with such sale, including all registration costs and all fees and expenses of counsel for Share Seller; and (vi) the representations and warranties of Share Purchaser set forth in this Agreement and the relevant Transfer Agreement shall be true and correct in all material respects and Share Purchaser shall have performed its obligations set forth herein and therein in all material respects. With respect to any sale of Shares, Share Purchaser may request Share Seller to engage in marketing activities, including a roadshow to investors. If Share Purchaser requests Share Seller to engage in any marketing activities with respect to any such sale of Shares, Share Seller shall be entitled to receive underwriting fees and commissions, in addition to the Sale Commission, in such amounts and at such times as both Share Seller and Share Purchaser shall mutually agree. If Share Seller and Share Purchaser do not mutually agree on additional underwriting fees and commissions, Share Seller shall not be obligated to engage in any marketing activities with respect to the sale of the Shares. Notwithstanding anything to the contrary herein, the parties agree that the actions specified in this
Section 3.6 are intended solely as a prerequisite to Share Purchaser's right to elect net cash settlement or net share settlement pursuant to Section 3.3 or 3.4 or to exercise its right to make payments in Shares pursuant to Section 2.3(c), and that Share Purchaser shall not otherwise be required to take any of the actions specified in this Section 3.6.

     (b) If on any Exchange Business Day on which there is a positive Interest Settlement Balance or Settlement Balance any of the Registration Conditions is not satisfied (any such date, a "REGISTRATION FAILURE DATE"), then (i) Share Purchaser shall immediately notify Share Seller thereof and (ii) (A) Share Seller shall be entitled to cease selling and causing to be sold Shares pursuant to the Registration Statement and (B) Share Seller shall thereafter use reasonable efforts to sell or cause to be sold Shares in accordance with Section
3.5 and as otherwise provided herein but on a private placement basis (or on another basis not involving a sale pursuant to a Registration Statement); PROVIDED that in such case Share Purchaser shall be entitled, on notice to Share Seller, to repurchase all remaining Interest Settlement Shares and Interest Make-Whole Shares or Settlement Shares, as the case may be, at an aggregate price equal to the remaining Interest Settlement Balance or Settlement Balance, as applicable, on the third Exchange Business Day following the date such notice is received. If subsequent to a Registration Failure Date all of the Registration Conditions are satisfied, Share Seller shall be entitled to sell or cause to be sold all remaining Interest Settlement Shares and Interest Make-Whole Shares or Settlement Shares, as the case may be, pursuant to the Registration Statement.

     Section 3.7 DEFAULT INTEREST. If Share Purchaser or Share Seller fails to perform, when due, any obligation to make a payment to the other hereunder, Share Purchaser or Share Seller, as the case may be, shall pay interest to the other on demand in an amount (without duplication of other interest required to be paid hereunder on such overdue amount) equal to the product of (i) the overdue amount, (ii) a per annum rate, reset and compounded monthly, equal to
(A) LIBOR PLUS (B) the Applicable Spread, (iii) the number of days in the period from and including the date such performance was due to but excluding the date of actual performance and (iv) 1/360. Share Purchaser shall be entitled, in lieu of its obligations under this Section 3.7, to pay such amount in accordance with
Section 2.3(c) as though such amount were an Interest Cost and the date of such demand were an Interest Payment Date.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF SHARE SELLER

     Section 4.1 REPRESENTATIONS AND WARRANTIES OF SHARE SELLER. Share Seller represents and warrants to Share Purchaser, each and all of which representations and warranties shall survive the execution and delivery of this Agreement and shall be repeated as of any date on which Share Seller delivers or causes to be delivered Shares to Share Purchaser or purchases or sells (or causes the purchase or sale of) Shares pursuant to the terms hereof, that:

     (a) Share Seller is a national banking association duly organized and validly existing under the laws of the United States and, if relevant to its performance hereunder or under the Collateral Agreement, is in good standing.

     (b) Each of this Agreement, the Collateral Agreement and each other document relating to the Transaction to which Share Seller is a party or that Share Seller is required to deliver has been (or, in the case of the Transfer Agreement, will on the date of delivery be) duly authorized, executed and delivered by or on behalf of Share Seller and is (or, in the case of the Transfer Agreement, will on the date of delivery be) a valid and binding agreement of Share Seller, enforceable against Share Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

     (c) The execution and delivery by Share Seller of, and performance by Share Seller of its obligations under, this Agreement and the Collateral Agreement (i) will not contravene or constitute a default under any provision of applicable law or regulation, any constitutive document of Share Seller, any agreement or other instrument binding upon Share Seller or any of its assets or any judgment, injunction, order or decree of any governmental body, agency, official or court having jurisdiction over Share Seller, whether foreign or domestic, and (ii) do not require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic, except for informational filings with the Securities and Exchange Commission and applicable gaming regulatory authorities.

     (d) Any delivery of Shares by or on behalf of Share Seller pursuant to this Agreement will pass to Share Purchaser title to such Shares free and clear of any Liens except for any Liens caused by the actions of Share Purchaser.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF SHARE PURCHASER

     Section 5.1 REPRESENTATIONS AND WARRANTIES OF SHARE PURCHASER. Share Purchaser represents and warrants to Share Seller as of the date hereof, as of any date on which Share Purchaser makes a payment or delivers Shares to or at the direction of Share Seller pursuant to the terms hereof, and as of any date on which Share Seller purchases or sells (or causes the purchase or sale of) Shares pursuant to the terms hereof (including in connection with a net cash or net share settlement or the settlement of interest or commission obligations in Shares), that:

     (a) Share Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada and, if relevant to its performance hereunder or under the Collateral Agreement, is in good standing.

     (b) Each of this Agreement, the Collateral Agreement and each other document relating to the Transaction to which Share Purchaser is a party or that Share Purchaser is required to deliver has been (or, in the case of the Transfer Agreement, will on the date of delivery be) duly authorized, executed and delivered by Share Purchaser and is (or, in the case of the Transfer Agreement, will on the date of delivery be) a valid and binding agreement of Share Purchaser, enforceable against Share Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

     (c) The execution and delivery by Share Purchaser of, and the performance by Share Purchaser of its obligations under, this Agreement and the Collateral Agreement (i) will not contravene or constitute a default under any provision of applicable law or regulation or any constitutive document of Share Purchaser or any agreement or other instrument binding upon Share Purchaser or any of its assets or any judgment, injunction, order or decree of any governmental body, agency, official or court having jurisdiction over Share Purchaser, whether foreign or domestic, and (ii) do not require any consent, approval, authorization, order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic, except for (A) such consents, approvals, authorizations, orders, filings or qualifications (1) as have been obtained or
(2) as may be required following the date hereof in connection with the satisfaction of the Registration Conditions and (B) informational filings with the Securities and Exchange Commission and applicable gaming regulatory authorities.

     (d) Share Purchaser has a valid business purpose for entering into this Agreement, and the Transaction contemplated hereby is consistent with Share Purchaser's overall investment and business strategy.

     (e) Share Purchaser is not entering into this Agreement or the Transaction contemplated hereby to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for such Shares) or to raise or depress or otherwise manipulate the price of such Shares (or any security convertible into or exchangeable for such Shares).

     (f) Share Purchaser (i) has had access to such information regarding this Transaction and the other parties as it requires, (ii) has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of this Transaction and is able to bear the economic risk thereof, (iii) is not entering into this transaction in reliance on tax, accounting, legal, regulatory or other financial advice from Share Seller or Share Seller's advisors and (iv) is solvent and able to pay its debts as they come due, with assets having a fair value greater than the amount of its liabilities and with capital sufficient to carry on the businesses in which it engages.

     Section 5.2. ADDITIONAL REPRESENTATIONS OF SHARE PURCHASER.

     (a) Share Purchaser represents and warrants to Share Seller as of each Initial Period Date on which Share Seller purchases or causes the purchase of Shares pursuant to Section 2.2 that, assuming Share Seller's purchases are made in accordance with Share Seller's covenant in Section 6.5, if Share Purchaser were to have purchased such Shares in the same manner, such purchase would have been in compliance with applicable law and all contractual obligations of Share Purchaser and its Affiliates.

     (b) Share Purchaser represents and warrants to Share Seller as of each day on which Share Seller purchases or sells, or causes the purchase or sale of, Shares pursuant to this Agreement (including in connection with a net cash or net share settlement or the settlement of interest or commission obligations in Shares) that there is no misstatement of material fact contained in its filings under the Exchange Act or omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as if such filing spoke of the date of this representation.

     (c) Share Purchaser represents and warrants to Share Seller in respect of any Shares delivered to or at the direction of Share Seller that such Shares shall be, upon such delivery, duly authorized, validly issued, fully paid and nonassessable, and subject to no adverse claims of any other party other than as provided in the Collateral Agreement.

     (d) Share Purchaser represents and warrants to Share Seller that its present intention is to elect physical settlement in connection with each Principal Payment Date.

     (e) Share Purchaser represents and warrants to Share Seller that it is entering into this Agreement in connection with its Share repurchase program which was approved by its board of directors on May 18, 2000 and publicly announced on May 18, 2000, solely for the purposes stated in such board resolution and public disclosure.

     (f) Share Purchaser represents and warrants that the execution and delivery by Share Seller and the Trust of, and performance by Share Seller and the Trust of their respective obligations under, this Agreement and the Collateral Agreement do not require any consent, approval, authorization or order of, or filing or qualification with, any gaming regulatory authority with respect to Share Seller or the Trust, except for such consents, approvals, authorizations, orders, filings or qualifications as have been obtained or made on or prior to the date hereof and except for the filing of the Transaction Documents, the Amended and Restated Trust Agreement of the Trust, any related agreements with respect to the Transaction, any amendments or supplements to any of the foregoing and other informational filings to be performed by Share Purchaser with applicable gaming regulatory authorities following the Closing Date, and subject to the right of any applicable gaming regulatory authority, to the extent permitted by applicable law, to require any Person holding beneficial ownership of the Shares to apply for a determination of suitability with respect to such holding.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 TAX TREATMENT. (a) Share Seller acknowledges that Share Purchaser, solely for U.S. tax purposes, (i) will treat the transaction contemplated by the Transaction Documents (the "TRANSACTION") as a series of purchases of Shares by Share Purchaser on the dates on which Shares are acquired by or on behalf of Share Seller, which Shares are pledged by Share Purchaser to Share Seller and held by the Collateral Agent to secure a purchase loan from Share Seller to Share Purchaser in the total amount of the Aggregate Forward Amount, (ii) will treat Share Seller as entitled to repayment of such purchase loan in cash and will treat the Initial Interest Costs, Interest Costs, Maturity Interest Cost and Settlement Interest Costs as interest paid in cash by Share Purchaser to Share Seller, regardless of whether such cash is derived directly from Share Purchaser or from the sale of Shares provided by Share Purchaser or any other source, and (iii) will treat Share Seller as acting for Share Purchaser's account in connection with any purchase or sale of Shares under Sections 2.2 or 3.5 hereof.

     (b) Share Seller agrees to use reasonable efforts to notify Share Purchaser in writing of any written request for information from, audit by, proposed adjustment from or other inquiry by or dispute with any applicable taxing authority (a "TAX INQUIRY") that concerns the treatment of the Transaction for U.S. tax purposes within thirty business days of the receipt of the relevant communication from such taxing authority.

     Section 6.2 FURTHER ASSURANCES. From time to time from and after the date hereof through the later of the final Settlement Date and, if applicable, the date the final Settlement Balance is reduced to zero, each party hereto shall use its good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using good faith efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

     Section 6.3 MAINTAIN AUTHORIZATIONS. Each party hereto shall use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Transaction Document to which it is a party and shall use all reasonable efforts to obtain any that may become necessary in the future.

     Section 6.4 COMPLY WITH LAWS. Each party hereto shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or the Collateral Agreement.

     Section 6.5 RULE 10b-18. Share Purchaser agrees that it will not
(i) purchase any Shares in the public markets other than through Banc of America Securities LLC on any Initial Period Date on which Share Seller may purchase or cause the purchase of Shares pursuant to Section 2.2 or (ii) take any other action that would prevent Share Seller from purchasing or causing the purchase of Shares in compliance with Rule 10b-18(b) under the Exchange Act on any such Initial Period Date. Share Seller shall effect and shall cause its Affiliates and the Trust to effect any purchases of Shares during the Initial Period in compliance with the requirements of Rule 10b-18(b), assuming for these purposes that such Persons were Share Purchaser and its "affiliated purchasers" (as defined in Rule 10b-18).

     Section 6.6 SECURITIES CONTRACT; STATUS OF OBLIGATIONS. (a) The parties hereto acknowledge and agree that it is their intention that (i) Share Seller be treated as a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "BANKRUPTCY CODE"), (ii) this Agreement be treated as a "securities contract" within the meaning of Section 741(7) of the Bankruptcy Code entitled to the protection of Section 555 of the Bankruptcy Code, and a "swap agreement" within the meaning of Section 101(53B) of the Bankruptcy Code entitled to the protection of Section 560 of the Bankruptcy Code, and (iii) each delivery of Shares under this Agreement or the Collateral Agreement is a "settlement payment" within the meaning of Section 741(8) of the Bankruptcy Code.

     (b) The parties agree that in the event of a bankruptcy or insolvency with respect to Share Purchaser, Share Seller shall have no greater rights against Share Purchaser hereunder than would a holder of Shares; PROVIDED, HOWEVER, that in pursuing a claim against Share Purchaser under such circumstances, Share Seller's rights hereunder shall rank on a parity with the rights of a holder of Shares enforcing similar rights with respect to a contract involving Shares.

     Section 6.7 INDEMNITY. Share Purchaser agrees to indemnify Share Seller, the Trust and their respective Affiliates and their respective directors, officers, employees, agents and controlling persons (Share Seller and each such person being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, and related to or arising out of any of the transactions contemplated by this Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Share Purchaser. Share Purchaser shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Share Seller's willful misconduct or gross negligence. The provisions of this Section 6.7 shall survive any termination of this Agreement or completion of the transactions contemplated hereby.

     Section 6.8 MAXIMUM DELIVERABLE SHARES. Share Purchaser agrees that while the Transaction is outstanding it shall not take any action or permit any action to be taken that may cause an Available Shares Shortfall to exist.

                                  ARTICLE VII

                 EXTRAORDINARY EVENTS, ADJUSTMENTS AND DIVIDENDS

     Section 7.1 EXTRAORDINARY EVENTS. If any Merger Event shall occur prior to the later of the final Settlement Date and, if applicable, the date the final Settlement Balance is reduced to zero, the provisions of Sections 7.2 through
7.6 shall apply.

     Section 7.2 SHARE FOR SHARE MERGER. If in respect of a Merger Event the consideration for the Shares consists (or, at the option of the holder of the Shares, may consist) solely of publicly traded shares (whether of the offeror or a third party) (such shares, "NEW SHARES"), then on and after the Merger Date the number of New Shares to which a holder of a number of Shares equal to the Number of Shares would be entitled upon consummation of the Merger Event will be deemed the "Number of Shares" (adjusted appropriately to reflect purchases of Shares during the Initial Period and sales of Shares in connection with the reduction of a Settlement Balance) and the New Shares and their issuer will be deemed the "Shares" and the "Issuer", respectively. The Calculation Agent shall adjust as it determines appropriate any other relevant terms of this Agreement or the Collateral Agreement as a result of such Merger Event.

          Section 7.3 SHARE FOR OTHER MERGER. Except as provided in Section 7.5, if in respect of a Merger Event the consideration for the Shares consists solely of (i) cash and any securities (other than New Shares) or (ii) assets (whether of the offeror or a third party) ((i) and (ii) collectively, "OTHER CONSIDERATION"), then on and after the Merger Date the amount of Other Consideration (as subsequently modified in accordance with the relevant terms and including the proceeds of any redemption, if applicable) to which a holder of a number of Shares equal to the Number of Shares would be entitled upon consummation of the Merger Event will be deemed the "Number of Shares" (adjusted appropriately to reflect purchases of Shares during the Initial Period and sales of Shares in connection with the reduction of a Settlement Balance), the Other Consideration will be deemed the "Shares," and a Mandatory Prepayment Date shall occur with respect to the entire Aggregate Forward Amount on the first Exchange Business Day on which a holder of the Shares, having received the Other Consideration, would be able to deliver such Other Consideration to another party. The Calculation Agent shall adjust as it determines appropriate any other relevant terms of this Agreement or the Collateral Agreement as a result of such Merger Event.

          Section 7.4 SHARE FOR COMBINED MERGER. If in respect of a Merger Event the consideration for the Shares consists of New Shares and Other Consideration, then on and after the Merger Date the number of New Shares to which a holder of a number of Shares equal to the Number of Shares would be entitled upon consummation of the Merger Event will be deemed the "Number of Shares" (adjusted appropriately to reflect purchases of Shares during the Initial Period and sales of Shares in connection with the reduction of a Settlement Balance), the New Shares and their issuer will be deemed the "Shares" and the "Issuer", respectively, and the amount of Other Consideration (as subsequently modified in accordance with any relevant terms and including proceeds of any redemption, if applicable) to which such holder would be entitled upon the consummation of the Merger Event shall be deemed to be an Extraordinary Dividend. The Calculation Agent shall adjust as it determines appropriate any other relevant terms of this Agreement or the Collateral Agreement as a result of such Merger Event.

          Section 7.5 CASH MERGER. If in respect of a Merger Event the consideration for the Shares consists solely of cash, then on or prior to the Merger Date, Share Seller shall, upon notice to Share Purchaser, designate a Mandatory Prepayment Date with respect to the entire Aggregate Forward Amount. Share Purchaser, promptly on receipt of such notice, shall deliver written notice to Share Seller, the Trust and the Collateral Agent setting forth its settlement election pursuant to Article III with respect to such Mandatory Prepayment Date. If necessary, the Calculation Agent shall adjust as it determines appropriate any other relevant terms of this Agreement or the Collateral Agreement as a result of such Merger Event.

          Section 7.6 POSTPONEMENT OF DELIVERY; ELECTION OF CONSIDERATION.
(a) From and after the occurrence of a Merger Event, if as of any date Shares are required to be delivered under this Agreement a holder of Shares would not yet have received the New Shares to which it is entitled as a result of such Merger Event, such delivery date shall be postponed to the first Exchange Business Day on which such holder, having received the New Shares, would be able to transfer such New Shares to another party.

          (b) In respect of any Merger Event, to the extent that a holder of Shares would be entitled to elect the consideration to be received in connection with such Merger Event, Share Seller shall be entitled, after consultation with Share Purchaser, to make such election for purposes of Sections 7.2 through 7.5.

          Section 7.7 ADJUSTMENTS. In the event of any stock split, reverse stock split, stock dividend, subdivision, consolidation or reclassification of Shares or other similar event that may have a diluting or concentrative effect on the theoretical value of the Shares (unless a Merger Event), the Calculation Agent shall adjust as it determines appropriate the Number of Shares and/or any other relevant terms of this Agreement or the Collateral Agreement to account for that diluting or concentrative effect and determine the effective date of such adjustments.

          Section 7.8 DIVIDENDS. (a) If an "ex-dividend" date in relation to a dividend or other distribution of cash (other than an Extraordinary Dividend) occurs with respect to the Shares on or prior to the later of the final Settlement Date and, if applicable, the date the final Settlement Balance is reduced to zero, Share Seller shall pay or cause to be paid to Share Purchaser, on the related payment date, the amount of all dividends or other distributions to which a holder of a number of Shares equal to the Number of Shares (adjusted appropriately to reflect purchases of Shares during the Initial Period and sales of Shares in connection with the reduction of a Settlement Balance) as of such "ex-dividend" date would be entitled.

          (b) If an "ex-dividend" date in relation to an extraordinary cash or non-cash dividend or other distribution (other than a dividend or other distribution resulting in an adjustment pursuant to Section 7.7) (an "EXTRAORDINARY DIVIDEND") occurs with respect to the Shares on or prior to the later of the final Settlement Date and, if applicable, the date the final Settlement Balance is reduced to zero, Share Seller shall deliver or cause to be delivered to Share Purchaser, on the related distribution date and in the same form in which the Extraordinary Dividend was made, the amount of the Extraordinary Dividend to which a holder of a number of Shares equal to the Number of Shares (adjusted appropriately to reflect purchases of Shares during the Initial Period and sales of Shares in connection with the reduction of a Settlement Balance) as of such "ex-dividend" date would be entitled, against payment by Share Purchaser to or as directed by Share Seller of cash equal to such amount (or in the case of a non-cash Extraordinary

Dividend, the value thereof as determined by the Calculation Agent), up to the Aggregate Forward Amount. The Aggregate Forward Amount shall be reduced by the amount of such cash payment upon receipt thereof by or on behalf of Share Seller or upon netting as provided in the next sentence. To the extent such Extraordinary Dividend consists of cash, the obligation of Share Seller to deliver or cause the delivery of such Extraordinary Dividend and the obligation of Share Purchaser to pay in cash the amount thereof shall be netted. If, as a result of such payment or netting the Aggregate Forward Amount is reduced to zero, a Mandatory Prepayment Date shall occur on the Exchange Business Day following the date of such payment or netting. The Calculation Agent shall adjust as it determines appropriate any other relevant terms of this Agreement or the Collateral Agreement as a result of such Extraordinary Dividend.

          Section 7.9 SPREAD ADJUSTMENT. If at any time Share Purchaser's senior unsecured credit rating falls to or below B+ by S&P or B1 by Moody's or either such rating is suspended or withdrawn, the Spread shall be adjusted (a "REPRICING") to reflect then-prevailing market spreads for debt securities issued by companies with the same rating as Share Purchaser's rating, as determined by the Calculation Agent. If at any time following a Repricing, (i) such credit rating or ratings are further reduced or are suspended or withdrawn or (ii) such credit ratings are at or above BB- by S&P and Ba3 by Moody's, a further Repricing shall occur as of the date of such change; PROVIDED that in no event shall the Spread be less than the Initial Spread.

          Section 7.10 MAXIMUM DELIVERABLE SHARES. The parties agree that if at any time the number of Maximum Deliverable Shares is insufficient to permit complete settlement of Share Purchaser's obligations hereunder, then (i) the Maximum Deliverable Shares shall be increased to the extent Share Purchaser, at such time or thereafter, has additional authorized but unissued Shares not reserved for other purposes as necessary to complete such settlement, and (ii) to the extent Share Purchaser does not have such authorized Shares, Share Purchaser shall use its best efforts to cause the number of authorized Shares to be increased as necessary to complete such settlement. Following any such increase in the Maximum Deliverable Shares, Share Purchaser shall be required to complete such settlement to the extent of such increase as otherwise provided herein. The Calculation Agent shall adjust as it determines appropriate any relevant terms of this Agreement in connection therewith.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          Section 8.1 EVENTS OF DEFAULT. The occurrence of one or more of the following events with respect to Share Purchaser or Share Seller shall constitute an "EVENT OF DEFAULT" with respect to such party:

          (a) such party shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall take any action to authorize any of the foregoing;

          (b) an involuntary case or other proceeding shall be commenced against such party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, conservator, liquidator, custodian or other similar official of any substantial part of its property (and such case or proceeding is not stayed or dismissed within 30 days), or an order for relief shall be entered against such party under the federal bankruptcy laws or a receiver or conservator is appointed under federal insolvency laws, in each case as now or hereafter in effect;

          (c) any representation made or repeated or deemed to have been made or repeated by such party under this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated and remains incorrect or misleading in any material respect;

          (d) such party fails to fulfill or discharge when due any of its obligations, covenants or agreements under or relating to this Agreement or the Collateral Agreement other than an obligation referred to in subparagraph (e) below, and in any case such failure is not cured within 30 days after notice thereof from the other party;

          (e) failure by such party to make, when due, a payment or delivery of Shares hereunder or under the Collateral Agreement, if such failure is not cured within three Business Days after notice thereof from the other party; or

          (f) with respect to Share Purchaser only, Share Purchaser and any of its Significant Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $25,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $25,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $25,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $25,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due.

          Section 8.2 CONSEQUENCES OF EVENTS OF DEFAULT. If an Event of Default with respect to Share Purchaser or Share Seller (in such case, the "DEFAULTING PARTY") has occurred and is continuing, then the other (the "NON-DEFAULTING PARTY"), upon notice to the Defaulting Party, shall be entitled to designate an Exchange Business Day on or after the date such notice is effective as a Mandatory Prepayment Date with respect to the entire Aggregate Forward Amount; PROVIDED that upon the occurrence of an Event of Default as set forth in subsections (a), (b), (e) or, if caused by a failure to make a payment, (f) of
Section 8.1 with respect to Share Purchaser, the Exchange Business Day following such occurrence shall be automatically designated as a Mandatory Prepayment Date with respect to the entire Aggregate Forward Amount. Upon receipt by the Defaulting Party of such notice or upon such automatic designation of a Mandatory Prepayment Date, Share Purchaser shall promptly deliver written notice to Share Seller, the Trust and the Collateral Agent setting forth its settlement election pursuant to Article III with respect to such Mandatory Prepayment Date. If Share Purchaser fails to perform its obligations in connection with any such Mandatory Prepayment Date and Share Purchaser's obligations to Share Seller are satisfied from the proceeds of Collateral pursuant to the Collateral Agreement, the Aggregate Forward Amount will be treated as paid to the extent of such proceeds.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 ASSIGNMENT BY SHARE SELLER. Notwithstanding any other provisions in this Agreement to the contrary requiring or allowing Share Purchaser to purchase, sell, receive or deliver any Shares or other securities to or from Share Seller, Share Seller may designate the Trust or any of Share Seller's Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Share Seller's obligations in respect of the Transaction and any such designee shall assume such obligations. Share Seller shall be discharged of its obligations to Share Purchaser only to the extent of any such performance.

          Section 9.2 DISCLOSURE. Share Purchaser is expressly authorized to disclose any and all aspects of this transaction (and any related transactions) to any and all Persons, without limitation of any kind.

          Section 9.3 TRANSFERS. (a) Share Seller shall have the right to assign, in whole or in part, its rights and corresponding obligations under this Agreement to one or more other Persons, subject to Share Purchaser's consent, which consent shall not be unreasonably withheld.

          (b) Any Person to whom any rights or obligations under this Agreement are assigned shall be subject to all the terms and conditions of this Agreement and the Collateral Agreement. Any assignment in violation of this Agreement shall be null and void.

          (c) Share Purchaser shall not have the right to transfer any of its rights or obligations under this Agreement.

          Section 9.4 NOTICES. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication and shall be effective upon receipt.

                  Notices to Share Purchaser shall be directed to:

                           Mandalay Resort Group
                           3950 Las Vegas Boulevard South
                           Las Vegas, Nevada 89119
                           Attention:  Glenn W. Schaeffer, President
                           Facsimile:  (702) 632-6715

                  Notices to Share Seller shall be directed to:

                           Bank of America, N.A.
                           c/o Banc of America Securities LLC
                           9 West 57th Street
                           New York, New York  10019
                           Attention: Chris Innes
                           Facsimile: (212) 583-8457

                  with a copy to:

                           Bank of America, N.A.
                           c/o Banc of America Securities LLC
                           9 West 57th Street
                           40th Floor
                           New York, New York 10019
                           Attention:  Equity Financial Products, Middle Office
                           Facsimile:  (212) 583-8369

                  Notices to the Trust shall be directed to:

                           MBG Trust
                           c/o Wilmington Trust Company
                           Rodney Square North
                           1100 North Market Street
                           Wilmington, Delaware 19890-0001
                           Attention:  Corporate Trust Administration
                           Facsimile:  (302) 651-8882

          Section 9.5 GOVERNING LAW; SEVERABILITY; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES).

          (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

          (c) EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK FOR THE PURPOSE OF ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY ("PROCEEDINGS"). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS IN SUCH COURTS, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN ANY INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT WITH RESPECT TO SUCH PROCEEDINGS THAT SUCH COURTS DO NOT HAVE JURISDICTION OVER SUCH PARTY.

          (d) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDINGS IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

          (e) SERVICE OF PROCESS. The parties irrevocably consent to service of process given in any manner provided for notices in Section 9.4 that is permitted by law. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

          Section 9.6 ENTIRE AGREEMENT. Except as expressly set forth herein, this Agreement and the Collateral Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

          Section 9.7 AMENDMENTS, WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Share Purchaser, Share Seller and, solely in the case of an amendment that affects the rights or obligations of the Trust hereunder, the

Trust, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 9.8 NO THIRD PARTY RIGHTS, SUCCESSORS AND ASSIGNS. This Agreement is not intended and shall not be construed to create any rights in any person other than Share Seller, Share Purchaser, the Trust, the Persons referred to in Section 6.7 and their respective successors and permitted assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants and agreements herein contained by or on behalf of Share Seller, Share Purchaser and the Trust shall bind, and inure to the benefit of, their respective successors and permitted assigns whether so expressed or not and shall be enforceable by and inure to the benefit of Share Seller, Share Purchaser and the Trust and each of their successors and permitted assigns.

          Section 9.9 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 9.10 LIMITATION OF LIABILITY OF THE TRUSTEE. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant, either expressed or implied, contained herein, all liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

          Section 9.11 BANKRUPTCY NON-PETITION. Each of Share Seller and Share Purchaser hereby agrees that it will not, until such time as it becomes a Non-Defaulting Party, acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust.

          Section 9.12 PAYMENTS. All payments required to be made hereunder shall be made in United States dollars in immediately available funds to the account specified in advance by the recipient of such payment.

          Section 9.13 CALCULATION AGENT. Except as otherwise expressly provided herein, Share Seller shall make all calculations, adjustments and determinations required pursuant to this Agreement (Share Seller acting in such capacity, the "CALCULATION AGENT"), and the Calculation Agent's good faith calculations, adjustments and determinations shall be binding absent manifest error.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.


MANDALAY RESORT GROUP, as Share Purchaser


By: /s/ GLENN W. SCHAEFFER
   ------------------------------------------
     Name:        Glenn W. Schaeffer
     Title:       President



MBG TRUST, as the Trust


By:  WILMINGTON TRUST COMPANY,
     not in its individual capacity but solely
     as Trustee


By:  /s/ JAMES P. LAWLER
   ------------------------------------------
     Name:        James P. Lawler
     Title:       Vice President



BANK OF AMERICA, N.A., as Share Seller


By:  /s/ WILLIAM C. CACCAMISE
   ------------------------------------------
     Name:        William C. Caccamise
     Title:       Authorized Signatory